CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements:

(1) Forms S-8 (File No. 333-122246) pertaining to the 2005 Executive Compensation Plan filed on January 25 2005,

(2) Form S-8 (File No. 333-105290) pertaining to the 2003 Executive Compensation Plan filed on May 15 2003 of our report dated March 17, 2006 on the consolidated balance sheets of the Company as at as of December 31, 2005 and 2004 and the results of its operations and its cash flows and the changes in stockholders’ deficit for the years ended December 31, 2005 and 2004 and the period from October 13, 2000 (inception) to December 31, 2005, which appears in this Form 10-K/A.

“DMCL”
DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
January 19, 2007